Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "STONE CONSULTING SERVICES, INC.", FILED IN THIS OFFICE ON THE SIXTH DAY OF NOVEMBER, A.D. 2008, AT 5:10 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4265568 8100

AUTHENTICATION: 6954411

081098787

DATE: 11-06-08

You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:53 PM 11/06/2008
FILED 05:10 PM 11/06/2008
SRV 081098787 - 4265568 FILE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

STONE CONSULTING SERVICES, INC.

It is hereby certified that:

1. The name of the corporation is Stone Consulting Services, Inc. (the "Corporation").

2. The Board of Directors of the Corporation duly adopted resolutions declaring the advisability of (i) increasing the number of authorized shares of common stock, par value $.001 per share (the "Common Stock"), from fifty million to five hundred million, and (ii) effecting a stock split pursuant to which every one (1) share of Common Stock, par value $.001 per share, which shall have been issued and shall be outstanding immediately prior to the effectiveness of this amendment shall be split into thirty (30) shares of Common Stock, par value $.001 per share.

3. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH, thereof in its entirety and replacing it with the following:

> "<u>FOURTH</u>: The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Five Hundred Five million (505,000,000) shares. Five Hundred million (500,000,000) shares shall be Common Stock and Five million (5,000,000) shares shall be Preferred Stock, each with a par value of $.001 per share. Except as otherwise required by statute, the designations and the powers, preferences and rights, and the qualifications or restrictions thereof, of any class or classes of stock or any series of any class of stock of the Corporation may be determined from time to time by resolution or resolutions of the Board of Directors.
>
> Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of the Corporation's Common Stock, par value $.001 per share (the "Old Common Stock") issued and outstanding immediately prior to the Effective Time, will automatically be reclassified as and converted into thirty (30) shares of Common Stock, par value $.001 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective

Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by thirty (30)."

4. The Corporation shall not issue fractional shares pursuant to this amendment of the Certificate of Incorporation. The Corporation shall issue scrips or warrants in registered or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip or warrants aggregating a full share.

5. This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated: As of November 6, 2008

/s/ Michael Stone
Michael Stone, President